October 16, 2000

Company Press Release

TAGGED FOR (NASDAQ: SPRS, SPRSW; BSE: SRD, SRDW; OTC: GDIS)

Superus Holdings Third Quarter Net Sales Exceed Net Sales For Full Year 1999; Consolidated EPS of $0.05 Includes Global DataTel's Operations

Deer Park, NY --(BUSINESS WIRE) October 16, 2000 -- Surge Components, Inc. d/b/a Superus Holdings (NASDAQ: SPRS, SPRSW; BSE: SRD, SRDW) today announced consolidated financial results for the three and nine-month periods ended August 31, 2000. Consolidated results include results from Superus's electronic components division ("Surge"), and from Superus's internet superstructure operations ("Global DataTel") pursuant to a pledge agreement executed by and between Superus and Global DataTel on June 2, 2000 whereby Superus took effective control of Global DataTel's assets and operations.

For the three-month period, the Company reported consolidated net sales of $15,627,582 as compared to $3,341,149 reported in the third fiscal quarter of 1999 (and $12,147,025 for full year 1999). Global DataTel accounted for $2,566,809 of the consolidated net sales starting on June 2, 2000.

The Company reported consolidated net income of $354,008, or $0.05 per diluted share (which includes costs associated with the pending recapitalization), for the third quarter of 2000, as compared to net income of $143,263 or $.03 per diluted share, reported in the same period of last year. Global DataTel accounted for $175,418 of the consolidated net income starting on June 2, 2000. Because Global DataTel's results are only reported on a consolidated basis subsequent to June 2, 2000, neither its 1999 results, nor its results for 2000 prior to June 2, 2000 are included herein.

For the nine-month period, the Company reported net sales of $30,683,280 as compared to $7,839,786 reported for the same period of last year. The Company reported net income of $1,631,463, or $0.22 per diluted share, for the first nine-months of 2000, as compared to a net loss of $20,054 reported for the same period of 1999.

Gross margins in the third quarter at Surge increased from 26% to 31%. Operating expenses (which includes costs associated with the pending recapitalization) at Surge represented 25% of total sales as compared with 23% reported in the third quarter of 1999.

Diluted weighted average shares used to compute earnings per share for the three-month period ended August 31, 2000 were 7,351,449 as compared to 4,985,030 shares used to compute earnings per share during the same period of 1999.

This press release does not constitute an offer to sell or the solicitation of an offer to buy SPRS, SPRSW, SPRSA, SPRSB or any other security, nor shall there be any sale of any such securities in any state in which such offer, solicitation, or sale would be unlawful prior to the shareholder vote. A copy of the written prospectus may be obtained by visiting www.sec.gov or by writing/calling Superus Holdings, One Embarcadero Center, Suite 2040, San Francisco, CA 94111 or (415) 436-0724.

About Superus Holdings

Upon shareholder approval, Superus Holdings, Inc. will, among other things, operate and acquire companies that develop Internet superstructure for businesses in emerging economies, with its first area of focus being Latin America. The constituent operating companies will be:

Global DataTel, Inc. is a leader in medium to large Web/system integration projects in Latin America. A First Tier IBM Business Partner, Global integrates hardware, software, and highly scaleable Web-based solutions.

e-HOLA.com, a wholly-owned subsidiary of Global DataTel, Inc.'s provides Internet solutions to Latin America. eHOLA offers business ISP services, hosting/ASP solutions, packaged and customized Internet products, as well as training and customer service. eHOLA is a distribution channel for best-of-breed web technology solutions tailored to meet the needs of Latin American companies.

MailEncrypt.com, Inc., is a business-to-business, Web-based provider of encrypted e-mail solutions, poised to capitalize on substantial privacy concerns associated with the rapid world-wide proliferation of e-mail. The Company will offer its services to government agencies, financial institutions, health care organizations, insurance/law/accounting firms, e-commerce companies and large e-mail providers, among others, in the United States. MailEncrypt will also join forces with Global DataTel and e-HOLA to provide its services in Latin America and other emerging Internet economies. MailEncrypt is due to begin providing its service in the fourth quarter of 2000.

Surge Components, Inc. is a supplier of high quality electronic components. Its product mix includes a large selection of high-performance discrete semiconductors, capacitors and discrete components. Its factories are ISO 9000 quality certified. Surge products are used by manufacturers of products such as, among others, computer and telecommunications equipment, security equipment, power supplies, audio and various consumer products in the United States. Surge intends to sell its products to similarly situated manufacturers abroad in conjunction with Global DataTel and its subsidiaries.

This press release contains forward-looking statements regarding Surge's, MailEncrypt's and Global DataTel's business strategies and future plans of operations. Forward-looking statements involve known and unknown risk and uncertainties. The Companies' risks and uncertainties include: (i) their ability to obtain shareholder approval for and otherwise complete the Superus recapitalization, their ability to complete the merger between Surge and MailEncrypt.com, and their ability to complete the acquisition of Global DataTel's assets by Surge; (ii) the merged entity's ability to combine and work together and grow the companies; (iii) periodic downturns in their respective industries; (iv) dependence on the Internet; (v) timely acceptance of new products; and (vi) intense price competition in their respective industries.

These and other important factors, including those mentioned in various filings with the Securities and Exchange Commission made periodically by the Companies (available at http://www.sec.gov) may cause the actual results and performance to differ materially from the future results expressed in or implied by such forward-looking statements. The forward-looking statements contained in this press release speak only as of the date hereof and the Companies disclaim any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Companies' expectations or future events.

For additional information about Superus Holdings, Inc., please contact:

Erica Abrams
the blueshirt group
(415) 436-0724
erica@blueshirtgroup.com